UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.                     _)

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Frequency Therapeutics, Inc.

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Frequency Therapeutics, Inc.

19 Presidential Way

Woburn, MA 01801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 11, 2020

NOTICE HEREBY IS GIVEN that the Annual Meeting of Stockholders of Frequency Therapeutics, Inc., a Delaware corporation, will be held on Thursday, June 11, 2020 at 9:00 a.m. Eastern Time. In light of the public health and travel safety concerns related to the ongoing coronavirus (COVID-19) pandemic and after careful consideration, the Annual Meeting will be a completely virtual meeting and will be held via live webcast. The meeting is being held for the following purposes, as more fully described in the accompanying proxy statement.

The Annual Meeting is being held:

1.

to elect Marc A. Cohen and David L. Lucchino as Class I directors to hold office until our annual meeting of stockholders to be held in 2023 and until their respective successors have been duly elected and qualified;

2.	to ratify, in a non-binding vote, the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

3.	to transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

These items of business are described in the Proxy Statement that follows this notice. Holders of record of our common stock as of the close of business on April 13, 2020 are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment thereof. A complete list of such stockholders will be open to the examination of any stockholder at our principal executive offices at 19 Presidential Way, Woburn, MA 01801 for a period of ten days prior to the Annual Meeting. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.

Please see the “General Information” section of the proxy statement that accompanies this notice for more details regarding the logistics of the virtual Annual Meeting, including the ability of stockholders to submit questions during the Annual Meeting, and technical details and support related to accessing the virtual platform.

Your vote is important. Voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Please promptly vote your shares by following the instructions for voting by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors,

/s/ Michael D. Bookman
Michael D. Bookman
Deputy General Counsel & Secretary

Woburn, Massachusetts

April 29, 2020

Frequency Therapeutics, Inc.

19 Presidential Way

Woburn, MA 01801

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 11, 2020

This proxy statement (the “Proxy Statement”) and our annual report for the fiscal year ended December 31, 2019 (the “Annual Report” and, together with the Proxy Statement, the “proxy materials”) are being furnished by and on behalf of the Board of Directors (the “Board of Directors” or “Board”) of Frequency Therapeutics, Inc. (the “Company”, “Frequency”, “we,” “us” or “our”) in connection with our 2020 annual meeting of stockholders (the “Annual Meeting”). The proxy materials are first being sent on or about May 1, 2020 to all stockholders entitled to notice of and to vote at the Annual Meeting.

In light of the public health and travel safety concerns related to the ongoing coronavirus (COVID-19) pandemic and after careful consideration, the Annual Meeting will be a completely virtual meeting and will be held via live webcast in order to facilitate stockholder attendance and participation by enabling stockholders to participate and vote electronically from any location. Details regarding how to attend the meeting online are more fully described below.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON THURSDAY, JUNE 11, 2020. A Notice Regarding the Internet Availability of Proxy Materials (the “Notice”) will be mailed to certain of our stockholders. The proxy materials can be accessed at our Investor Relations website at http://investors.frequencytx.com or by following the instructions in the Notice.

General information about the Annual Meeting and Voting

How do I attend the Annual Meeting?

The Annual Meeting will be held on Thursday, June 11, 2020 at 9:00 a.m. Eastern Time via a live webcast. Prior registration at www.proxydocs.com/FREQ to attend the Annual Meeting is required by 5:00 p.m. Eastern Time on Tuesday, June 9, 2020 (the “Registration Deadline”). You will need the control number that appears on your proxy card (the “Control Number”) to register to attend the meeting. If your shares are held in “street name,” as described below, you should use your Control Number provided on your notice or voting instruction form, or otherwise vote through the bank, broker or other nominee. The meeting webcast will begin promptly at 9:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located on the Annual Meeting log-in page. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you. For any questions on how to register for the Annual Meeting, please contact Jason Glashow at (781) 315-4628 or jglashow@frequencytx.com.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to vote on the following items described in this Proxy Statement:

•	Proposal No. 1: Election of the director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Are there any matters to be voted on at the Annual Meeting that are not included in this Proxy Statement?

We are not aware of any matters to be voted on at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the meeting or any adjournment or postponement thereof for consideration, and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Why a Virtual Meeting?

In light of the public health and travel safety concerns related to the ongoing coronavirus (COVID-19) outbreak and after careful consideration, the Company has determined to hold a virtual annual meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost.

What does it mean if I receive more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks, brokers or other nominees in “street name” as described below. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

Who is entitled to vote at the Annual Meeting?

Holders of record of shares of our common stock as of the close of business on April 13, 2020 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment thereof. At the close of business on the Record Date, there were 31,009,498 shares of our common stock issued and outstanding and entitled to vote. Each share of our common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder (also called a “registered holder”) holds shares in his or her name. Shares held in “street name” means that shares are held in the name of a bank, broker or other nominee on the holder’s behalf.

What do I do if my shares are held in “street name”?

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote your shares by following their instructions for voting. Please refer to information from your bank, broker or other nominee on how to submit your voting instructions. In addition, as discussed below, if you are a street name stockholder, you are invited to attend and vote your shares at the Annual Meeting live via webcast so long as you register to attend the Annual Meeting at www.proxydocs.com/FREQ by the Registration Deadline and have requested a legal proxy from your broker, bank, or nominee. See “How do I attend the Annual Meeting?”

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The holders of a majority in voting power of our capital stock issued and outstanding and entitled to vote, present by remote communication or represented by proxy, constitutes a quorum. If you sign and return your paper proxy card or authorize a proxy to vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials.

Broker non-votes will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting.

What are “broker non-votes”?

A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion.

Under current Nasdaq interpretations that govern broker non-votes, Proposal No. 1 for the election of directors is considered a non-discretionary matter, and a broker does not have the authority to vote uninstructed shares at its discretion on such proposal. Proposal No. 2 for the ratification of the appointment of RSM US LLP as our independent registered public accounting firm is considered a discretionary matter, and a broker is permitted to exercise its discretion to vote uninstructed shares on the proposal.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present or represented at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present by remote communication or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

How do I vote my shares without attending the Annual Meeting?

We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote electronically. If you are a stockholder of record, there are three ways to vote by proxy:

•	by Telephone—You can vote by telephone by calling 1-866-390-5362 and following the instructions on the proxy card;

•	by Internet—You can vote over the Internet at www.proxypush.com/FREQ by following the instructions on the proxy card; or

•	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 10, 2020. In light of potential disruptions to mail service due the novel coronavirus pandemic, we recommend that you vote by telephone or the Internet.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions on how to vote from the bank, broker or other nominee. You must follow the instructions of such bank, broker or other nominee in order for your shares to be voted.

How can I vote my shares at the Annual Meeting?

If you have registered to attend the Annual Meeting, you may vote at the Annual Meeting through www.proxydocs.com/FREQ. To be admitted to the Annual Meeting and vote your shares, you must register by the Registration Deadline and provide the Control Number. See “How do I attend the Annual Meeting?” Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Will there be a question and answer session during the Annual Meeting?

There will be a question and answer session at the Annual Meeting. Stockholders must submit their questions in advance of the Annual Meeting at www.proxydocs.com/FREQ after logging in with your Control Number. Shortly after the meeting, we may post questions and answers if applicable to our business on our Investor Relations website at http://investors.frequencytx.com.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the nominees to the Board set forth in this Proxy Statement (Proposal 1).

•	FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal 2).

How many votes are required to approve each proposal?

The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

Proposal	Votes Required	Voting Options	Impact of “Withhold” or “Abstain” Votes	Broker Discretionary Voting Allowed
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the two nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I directors.	“FOR ALL” “WITHHOLD ALL” “FOR ALL EXCEPT”	None(1)	No(3)

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”	None(2)	Yes(4)

(1)	Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director, because directors are elected by plurality voting.
(2)	A vote marked as an “Abstention” is not considered a vote cast and will, therefore, not affect the outcome of this proposal.

(3)	As this proposal is not considered a discretionary matter, brokers lack authority to exercise their discretion to vote uninstructed shares on this proposal.
(4)	As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth above, as well as with the description of each proposal in this Proxy Statement.

Who will count the votes?

Representatives of Mediant Communications Inc. (“Mediant”) will tabulate the votes, and representatives of Mediant will act as inspectors of election.

Can I revoke or change my vote after I submit my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•

sending a written statement to that effect to the attention of our Secretary at our corporate offices at 19 Presidential Way, Woburn, MA 01801, provided such statement is received no later than June 10, 2020;

•	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. Eastern Time on June 10, 2020;

•	submitting a properly signed proxy card with a later date that is received no later than June 10, 2020; or

•	attending the Annual Meeting, revoking your proxy and voting electronically, provided you have registered for the meeting by the Registration Deadline.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. If you are a street name stockholder, you are invited to attend and vote your shares at the Annual Meeting live via webcast so long as you register to attend the Annual Meeting at www.proxydocs.com/FREQ by the Registration Deadline.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Company before your proxy is voted or you vote electronically at the Annual Meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Banks, brokers and other nominees will be requested to distribute proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K (“Form 8-K”) that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who should I call if I have any additional questions?

If you are the stockholder of record for your shares, please call Jason Glashow at (781) 315-4628. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your bank, broker or other nominee directly.

PROPOSAL 1: ELECTION OF DIRECTORS

Board Size and Structure

Our Certificate of Incorporation as currently in effect (“Certificate of Incorporation”) provides that the number of directors shall be established from time to time by our Board of Directors. Our Board has fixed the number of directors at six, and we currently have six directors serving on the Board.

Our Certificate of Incorporation provides that the Board of Directors be divided into three classes, designated as Class I, Class II and Class III. Each class must consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. Each class of directors must stand for re-election no later than the third annual meeting of stockholders subsequent to their initial appointment or election to the Board of Directors, provided that the term of each director will continue until the election and qualification of his or her successor and is subject to his or her earlier death, resignation or removal. Generally, vacancies or newly created directorships on the Board of Directors will be filled only by vote of a majority of the directors then in office and will not be filled by the stockholders, unless the Board determines by resolution that any such vacancy or newly created directorship will be filled by the stockholders. A director appointed by the Board of Directors to fill a vacancy will hold office until the next election of the class for which such director was chosen, subject to the election and qualification of his or her successor and his or her earlier death, resignation or removal.

Current Directors and Terms

Our current directors and their respective classes and terms are set forth below.

Class I Director - Current Term Ending at 2020 Annual Meeting	Class II Director - Current Term Ending at 2021 Annual Meeting	Class III Director - Current Term Ending at 2022 Annual Meeting
Marc A. Cohen David L. Lucchino	Michael Huang Joel S. Marcus	Timothy J. Barberich Robert S. Langer

Nominees for Director

Messrs. Cohen and Lucchino have been nominated by the Board of Directors to stand for election. As the directors assigned to Class I, Messrs. Cohen and Lucchino’s current terms of service will expire at the Annual Meeting. If elected by the stockholders at the Annual Meeting, Messrs. Cohen and Lucchino will each serve for a term expiring at the annual meeting of stockholders to be held in 2023 (the “2023 Annual Meeting”) subject to the election and qualification of his successor or until his earlier death, resignation or removal. In addition, contingent upon Mr. Cohen’s election to the Board of Directors, Mr. Cohen’s title will change from Executive Chairman to Chairman of the Board of Directors.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. If, however, prior to the Annual Meeting, the Board of Directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Board. Alternatively, the proxies, at the Board of Directors’ discretion, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

Information About Board Nominees and Continuing Directors

The following pages contain certain biographical information for each nominee for director and each director whose term as a director will continue after the Annual Meeting, including all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which the director or nominee currently serves as a director or has served as a director during the past five years.

We believe that all of our directors and nominees: display personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board of Directors and its committees; skills and personality that complement those of our other directors that helps build a board that is effective, collegial and responsive to the needs of our Company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our stockholders. The information presented below regarding each nominee and continuing director also sets forth specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that such individual should serve as a director in light of our business and structure.

Nominees for Election to Three-Year Terms Expiring at the 2023 Annual Meeting

Class I Director Nominees	Age	Director Since	Current Position at Frequency
Marc A. Cohen	56	September 2016	Chairman and Director*
David L. Lucchino	51	November 2014	President, Chief Executive Officer and Director

Marc A. Cohen has served as a member of our board of directors and as Executive Chairman since September 2016. *Contingent upon Mr. Cohen’s election to the Board of Directors at the Annual Meeting, Mr. Cohen’s title will change from Executive Chairman to Chairman of the Board of Directors. Since 2012, Mr. Cohen has served as the Chief Executive Officer of Bublup, Inc., an online knowledge-sharing platform, as well as CoBro Ventures, Inc., an investment management company. Mr. Cohen is also Executive Chairman of C4 Therapeutics and Mana Therapeutics. Mr. Cohen holds an M.S. in Electrical Engineering from Stanford University and a Bachelor’s degree in Engineering Science from Harvard University. We believe Mr. Cohen’s extensive entrepreneurial experience in the life sciences industry qualifies him to serve on our board of directors.

David L. Lucchino has served as our President and Chief Executive Officer and a member of our board of directors since November 2014 and was a co-founder of our company with Dr. Robert S. Langer and Dr. Christopher R. Loose. From December 2014 until June 2016, Mr. Lucchino served as the President and Chief Executive Officer of Entrega Bio, a PureTech Health-founded biotechnology company focused on oral drug delivery technology. Prior to that, Mr. Lucchino co-founded Semprus BioSciences, or Semprus, a biotechnology company, and served as its President and Chief Executive Officer from June 2007 to June 2012. Mr. Lucchino oversaw the development of the company’s lead medical product, which received FDA clearance in 2012. Semprus was acquired by Teleflex, Inc., or Teleflex, in June 2012. Prior to Semprus, Mr. Lucchino worked at the investment firm Polaris Partners. Mr. Lucchino is the chairman of the board of directors of MassBio, a non-profit organization that represents and provides services and support for the biotechnology industry in Massachusetts. He is a member of the College of Fellows of the American Institute for Medical and Biological Engineering and was appointed by Governor Charlie Baker as a member of the Commonwealth’s Economic Planning Council. Mr. Lucchino also serves as a trustee of Mt. Auburn Hospital, a Harvard Medical School facility, a trustee of the Multiple Myeloma Research Foundation, and a member of the Board of Advisors of Life Science Cares. Mr. Lucchino holds an MBA from the Massachusetts Institute of Technology’s, or MIT’s, Sloan School of Management, an M.S. from the Newhouse School of Journalism at Syracuse University, and a B.A. in Philosophy and Religious Studies from Denison University. We believe Mr. Lucchino’s extensive management experience in the biotechnology and pharmaceutical industry qualifies him to serve on our board of directors.

Class II Directors Whose Terms Expire at the 2021 Annual Meeting of Stockholders

Class II Directors	Age	Director Since	Current Position at Frequency
Michael Huang	46	October 2018	Director
Joel S. Marcus	72	December 2018	Director

Michael Huang has served as a member of our board of directors since October 2018. Mr. Huang serves as Managing Partner at Taiwania Capital Management Corporation, a venture capital firm. From 2014 to 2017, Mr. Huang served as Chief Executive Officer of NeuroVive Pharmaceutical Asia, Inc., a biopharmaceutical company. Mr. Huang holds an MBA from Rice University, a M.A. in Chemistry from the University of Texas, Arlington, and a B.S. from University of Texas, Austin. We believe Mr. Huang’s extensive investment experience in the life sciences industry qualifies him to serve on our board of directors.

Joel S. Marcus has served as a member of our board of directors since December 2018. Mr. Marcus currently serves as Executive Chairman of Alexandria Real Estate Equities, Inc., or Alexandria, a real estate investment and development company, and served as the Chief Executive Officer of Alexandria from March 1997 to April 2018. Mr. Marcus also currently serves on the boards of directors of Intra-Cellular Therapies, Inc., MeiraGTx Holdings plc, and Applied Therapeutics, Inc. Mr. Marcus holds a B.A. and J.D. from the University of California, Los Angeles. We believe Mr. Marcus’ extensive investment experience and service on the boards of directors of public life sciences companies qualify him to serve on our board of directors.

Class III Directors Whose Terms Expire at the 2022 Annual Meeting of Stockholders

Class III Directors	Age	Director Since	Current Position at Frequency
Timothy J. Barberich	72	September 2016	Director
Robert S. Langer, Sc.D.	71	September 2016	Director

Timothy J. Barberich has served as a member of our board of directors since September 2016. Mr. Barberich also serves on the board of directors of GI Dynamics, Inc., Verastem, Inc., and TScan Therapeutics, Inc. Mr. Barberich previously served as a director for Tokai Pharmaceuticals, Inc. from 2009 to 2017, for HeartWare International, Inc. from 2008 to 2016, for Inotek Pharmaceuticals Corporation from 2016 to 2017, and for Neurovance, Inc. from 2010 to 2016. Mr. Barberich is co-founder, and served as the CEO and Chairman of Sepracor Inc. from 1984 to 2009. He holds a B.S. in Chemistry from Kings College. We believe Mr. Barberich’s extensive experience in the life sciences industry qualifies him to serve on our board of directors.

Robert S. Langer, Sc.D. has served as a member of our board of directors since September 2016. Dr. Langer has served as a David H. Koch Institute Professor at the Massachusetts Institute of Technology since 2005. Dr. Langer currently serves on the board of directors of Moderna, Inc., Puretech Health plc, and Abpro-Korea, and previously served on the boards of director of Momenta Pharmaceuticals, Inc., Kala Pharmaceuticals, Inc., and Rubius Therapeutics. Dr. Langer holds a Sc.D. in Chemical Engineering from MIT and a B.S. in Chemical Engineering from Cornell University. We believe Dr. Langer’s pioneering academic work, extensive medical and scientific knowledge, and experience serving on public company boards of directors qualify him to serve on our board of directors.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the election of each of Marc A. Cohen and David L. Lucchino as a Class I director to hold office until the 2023 Annual Meeting and until his or her successor has been duly elected and qualified.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The audit committee appoints our independent registered public accounting firm. In this regard, the audit committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the audit committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. RSM US LLP (“RSM”) has served as our independent registered public accounting firm since 2017. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, the audit committee has appointed RSM to serve as our independent registered public accounting firm for the year ending December 31, 2020.

Although ratification is not required, the Board of Directors is submitting the selection of RSM to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and it is a good corporate governance practice. If our stockholders do not ratify the selection, it will be considered as notice to the Board of Directors and the audit committee to consider the selection of a different firm. Even if the selection is ratified, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Representatives of RSM are expected to attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firm Fees

The following is a summary and description of fees incurred by RSM for the fiscal years ended December 31, 2019 and 2018:

	Fiscal Year 2019	Fiscal Year 2018
Audit fees(1)	$160,000	$70,000
Audit-related fees(2)	$380,750	$—
Tax fees(3)	$80,000	$50,810
All other fees	$—	$—

Total Fees	$620,750	$120,810

(1)	Audit fees consist of fees for our quarterly reviews and audit of our annual financial statements.
(2)	Audit-related fees consist of fees related to our initial public offering of our common stock (the “IPO”).
(3)	Tax fees are related to tax advisory services.

Pre-Approval Policy

The formal written charter for our audit committee requires that the audit committee pre-approve all audit services to be provided to us, whether provided by our principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to us by our independent registered public accounting firm, other than de minimis non-audit services approved in accordance with applicable rules of the U.S. Securities and Exchange Commission (“SEC”).

The audit committee has adopted a pre-approval policy that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by our independent registered public accounting firm may be pre-approved. This pre-approval policy generally provides that the audit committee will not engage an independent registered public accounting firm to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the audit committee or (ii) entered into pursuant to the pre-approval policies and procedures described in the pre-approval policy. Unless a type of service to be provided by our independent registered public accounting firm has received this latter general pre-approval under the pre-approval policy, it requires specific pre-approval by the audit committee.

The audit committee periodically reviews and generally pre-approves services (and annually approves related fee levels or budgeted amounts) that may be provided by our independent registered public accounting firm without first obtaining specific pre-approval from the audit committee. The audit committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. Any member of the audit committee to whom the committee delegates authority to make pre-approval decisions must report any such pre-approval decisions to the audit committee at its next scheduled meeting. If circumstances arise where it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories or above the pre-approved amounts, the audit committee requires pre-approval for such additional services or such additional amounts.

Our pre-approval policy became effective in connection with our IPO in October 2019. The services provided to us by RSM after October 2019 for the remainder of 2019 were provided in accordance with our pre-approval policies and procedures.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Audit Committee Report

The report of the audit committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended

The audit committee operates pursuant to a charter which is reviewed annually by the audit committee. Additionally, a brief description of the primary responsibilities of the audit committee is included in this Proxy Statement under the discussion of “[Corporate Governance— Audit Committee.]” Under the audit committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In the performance of its oversight function, the audit committee reviewed and discussed with management and RSM US LLP, as the Company’s independent registered public accounting firm, the Company’s audited financial statements for the fiscal year ended December 31, 2019. The audit committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission. In addition, the audit committee received and reviewed the written disclosures and the letters from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB, regarding such independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with the Company’s independent registered public accounting firm their independence from the Company.

Based upon the review and discussions described in the preceding paragraph, the audit committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Timothy J. Barberich (Chair)

Michael Huang

Joel S. Marcus

EXECUTIVE OFFICERS

The table below identifies and sets forth certain biographical and other information regarding our executive officers. There are no family relationships among any of our executive officers or directors.

Name	Age	Position(s)	In Current Position Since
David L. Lucchino	51	Chief Executive Officer, President and Director	2014
Christopher R. Loose, Ph.D.	39	Chief Scientific Officer	2016
Dana Hilt, M.D.	67	Chief Medical Officer	2019
Carl P. LeBel, Ph.D.	61	Chief Development Officer	2018
Wendy S. Arnold	48	Chief People Officer	2020
Richard Mitrano	49	Vice President of Finance and Operations	2016

See page 8 of this Proxy Statement for Mr. Lucchino’s biography

Christopher R. Loose, Ph.D. co-founded our company and has served as our Chief Scientific Officer since January 2016. Prior to our Company, Dr. Loose co-founded Semprus with Mr. Lucchino and Dr. Langer and served as its Chief Technology Officer from June 2007 until its acquisition by Teleflex in June 2012. At Semprus, he led the technology team in the development through regulatory clearance of medical products designed to reduce infection and clotting. Prior to Semprus, Dr. Loose worked as a chemical engineer at Merck Research Labs. In 2011, Dr. Loose was awarded the inaugural Peter Strauss Entrepreneurial Award from the Hertz Foundation. Since 2014, Dr. Loose has served as an Associate Professor Adjunct of Urology at the Yale School of Medicine. Dr. Loose is also the Executive Director of Yale University’s Center for Biomedical and Interventional Technology. Dr. Loose holds a Ph.D. in Chemical Engineering from MIT and a BSE in Chemical Engineering summa cum laude from Princeton University.

Dana Hilt, MD has served as our Chief Medical Officer since August 2019. From October 2016 to August 2019, Dr. Hilt served as Chief Medical Officer for Lysosomal Therapeutics, Inc., or Lysosomal, a life sciences drug development company in the field of neurodegeneration, where he was responsible for all clinical development activity for a product candidate for the treatment of Parkinson’s Disease. Prior to Lysosomal, beginning in 2006, Dr. Hilt served in the roles of Senior Vice President of Drug Development and Chief Medical Officer for FORUM Pharmaceuticals, Inc., or FORUM, where he oversaw the clinical, chemistry manufacture controls, regulatory and quality control activities for therapies focused on the treatment of cognitive impairment in schizophrenia and Alzheimer’s disease. Prior to FORUM, Dr. Hilt served as the Chief Medical Officer and Senior Vice President of Clinical Research, Medical Affairs, and Development for Ascend Therapeutics US, LLC, or Ascend, a specialty pharmaceutical company concentrating on women’s health and transdermal drug delivery. Before joining Ascend, Dr. Hilt served as the Vice President of Clinical Research at Guilford Pharmaceuticals Inc., or Guilford, a biopharmaceutical company engaged in the research, development, and commercialization of drugs that target the acute care market and neurological indications including Parkinson’s disease and brain cancer. Prior to Guilford, he served as a Director of Clinical Development at Amgen, where he established its clinical neuroscience group. Prior to that, Dr. Hilt served on the staff of the National Institute of Health. He holds an M.D. from Tufts University School of Medicine and a B.S. from the University of Maine.

Carl P. LeBel, Ph.D. has served as our Chief Development Officer since March 2018. In 2017, Dr. LeBel founded LeBel Consulting, LLC, a biopharmaceutical consulting company. Prior to joining our company, from February 2009 until November 2016, Dr. LeBel served as the Chief Scientific Officer of Otonomy, Inc., or Otonomy, a biopharmaceutical company, where he was responsible for all research and development activities. From 2008 to 2009, he served as the President and Chief Executive Officer of Akesis Pharmaceuticals, Inc., or Akesis, a virtual metabolic disorders company. Prior to Akesis, Dr. LeBel served as an Executive Director in a variety of research and development management positions for Amgen, Inc., or Amgen, a biopharmaceutical company. Before joining Amgen, Dr. LeBel served as a Research Scientist at Alkermes, Inc. Dr. LeBel is a scientific fellow of the American Academy of Otolaryngology and a full member of the American Association for the Advancement of Science and the Society of Toxicology. Dr. LeBel is a co-inventor on numerous patents in the field of drug delivery for otology-related disorders. He was a National Institute of Environmental Health Sciences post-doctoral fellow in Molecular Neurotoxicology at the University of California Irvine. Dr. LeBel holds a Ph.D. in Biomedical Sciences and Toxicology from Northeastern University and a B.S. in Chemistry from the University of Detroit.

Wendy S. Arnold has served as our Chief People Officer since February 2020. Ms. Arnold previously served as Senior Vice President, Human Resources at Kaleido Biosciences where she helped to establish the HR infrastructure, compensation, performance and development programs. Prior to Kaleido, she was the head of the HR business partnership function at Moderna Therapeutics, where she helped to lead the HR organization during a period of significant growth, including implementing talent development and engagement initiatives. Prior to that, she was at Celgene Avilomics Research (formerly Avila Therapeutics), where she was responsible for building and developing the HR infrastructure for the company’s early research and development division. She also held senior HR positions at Inotek Pharmaceuticals and Amylin Pharmaceuticals. Ms. Arnold received her Bachelor of Science degree from Colorado State University.

Richard Mitrano has served as our Vice President of Finance and Operations since July 2016. From 2012 to 2015, Mr. Mitrano served as the Director of Finance and Operations of Semprus, where he oversaw all accounting and finance operations and provided strategic direction and oversight. Prior to Semprus, Mr. Mitrano was a contract Accounting Manager for Predictive Biosciences, Inc., or Predictive, a diagnostics company, from 2010 to 2012. Prior to Predictive, from 2008 to 2010, Mr. Mitrano served as Corporate Controller of Pioneer Behavioral Health, a company providing behavioral health services. Mr. Mitrano holds a B.A. in Accounting from Bentley University.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines. A copy of these Corporate Governance Guidelines can be found in the “Corporate Governance—Governance Documents” section of the “Investors & Media” page of our website located at www.frequencytx.com, or by writing to our Secretary at our offices at 19 Presidential Way, Woburn, MA 01801. Among the topics addressed in our Corporate Governance Guidelines are:

- Board size, independence and qualifications	- Stock ownership
- Executive sessions of independent directors	- Board access to senior management
- Board leadership structure	- Board access to independent advisors
- Selection of new directors	- Board self-evaluations
- Director orientation and continuing education	- Board meetings
- Limits on board service	- Meeting attendance by directors and non-directors
- Change of principal occupation	- Meeting materials
- Term limits	- Board committees, responsibilities and independence
- Director responsibilities	- Succession planning
- Director compensation	- Risk management

Board Leadership Structure

Our Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chair of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company and our stockholders. If the Chair of the Board of Directors is a member of management or does not otherwise qualify as independent, our Corporate Governance Guidelines allow for the appointment by the independent directors of a lead independent director. The lead independent director’s responsibilities include, but are not limited to: presiding over all meetings of the Board of Directors at which the Chair of the Board of Directors is not present, including any executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and the Chief Executive Officer and Chair of the Board. Our Corporate Governance Guidelines provide that, at such times as the Chair of the Board of Directors qualifies as independent, the Chair of the Board will serve as lead independent director.

The positions of our Chair of the Board and our Chief Executive Officer and President currently are served by two separate persons. Mr. Cohen has served as Executive Chairman of the Board of Directors and will continue to serve under the new title of Chairman of our Board of Directors contingent upon his election to the Board of Directors at the Annual Meeting, and Mr. Lucchino serves as our Chief Executive Officer and President.

The Board of Directors believes our current leadership structure of Chief Executive Officer and Chair of the Board being held by two separate individuals is in the best interests of our Company and our stockholders and strikes the appropriate balance between the Chief Executive Officer and President’s responsibility for the strategic direction, day-to day-leadership and performance of our Company and the Chair of the Board’s responsibility to guide overall strategic direction of our Company and provide oversight of our corporate governance and guidance to our Chief Executive Officer and President and to set the agenda for and preside over Board of Directors meetings. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. Accordingly, the Board of Directors will continue to periodically review our leadership structure and make such changes in the future as it deems appropriate and in the best interests of our Company and our stockholders.

Director Independence

Under our Corporate Governance Guidelines and the Nasdaq Stock Market listing rules (the “Nasdaq rules”), a director is not independent unless the Board of Directors affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the Nasdaq rules.

Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that none of Timothy J. Barberich, Marc A. Cohen, Michael Huang, Robert S. Langer, Sc.D., and Joel S. Marcus, representing five of our six directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq rules. In making this determination, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock and the relationships of our non-employee directors with certain of our significant stockholders.

Board Committees

Our Board of Directors has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and the responsibilities described below. In addition, from time to time, special committees may be established under the direction of our Board of Directors when necessary to address specific issues. Each of the audit committee, the compensation committee and the nominating and corporate governance committee operates pursuant to a written charter.

Name	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Timothy J. Barberich	Chair		X
Marc A. Cohen		X	Chair
Michael Huang	X	X
Robert S. Langer, Sc.D.		X	X
David L. Lucchino
Joel S. Marcus	X	Chair

Audit Committee

Our audit committee is responsible for, among other things:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating our Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and Code of Business Conduct and Ethics;

•	discussing our risk management policies;

•	reviewing and approving or ratifying any related person transactions;

•

pre-approving all audit and non-audit services provided to us by our independent auditor (other than those provided pursuant to appropriate pre-approval policies established by the committee or exempt from such requirement under SEC rules);

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters and, more generally, suspected violations of our Code of Business Conduct and Ethics; and

•	preparing the audit committee report required by SEC rules.

Our audit committee currently consists of Timothy J. Barberich, Michael Huang and Joel S. Marcus, with Mr. Barberich serving as chair. All members of our audit committee meet the requirements for financial literacy under the applicable Nasdaq rules and regulations. Our Board of Directors has affirmatively determined that each member of our audit committee qualifies as “independent” under Nasdaq’s heightened standards and Rule 10A-3 of the Exchange Act of 1934, as amended (the “Exchange Act”), applicable to audit committee members, and that Mr. Barberich qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending for approval by our Board of Directors, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required;

•	preparing the annual compensation committee report required by SEC rules, to the extent required.

Our compensation committee currently consists of Timothy J. Barberich, Marc A. Cohen and Robert S. Langer, Sc.D., with Mr. Cohen serving as chair. Our Board of Directors has determined that each member of our compensation committee qualifies as “independent” under Nasdaq’s heightened standards applicable to compensation committee members and is a “non-employee director” as defined in Section 16b-3 of the Exchange Act.

The compensation committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. Before selecting any such consultant, counsel or advisor, the compensation committee reviews and considers the independence of such consultant, counsel or advisor in accordance with applicable Nasdaq rules. We must provide appropriate funding for payment of reasonable compensation to any advisor retained by the compensation committee.

Compensation Consultant

In accordance with its authority to retain consultants and advisors described above, and in connection with our IPO, the compensation committee engaged Radford, an Aon Company (“Radford”), to provide executive and director compensation consulting services to the compensation committee. In 2019, Radford provided services to the compensation committee, which included providing information and data on current trends and developments in executive and director compensation, analyzing benchmarking data and evaluating our peer group composition. The compensation committee evaluated whether any of the work performed by Radford during 2019 raised any conflict of interest and determined that it did not.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things:

•	identifying individuals qualified to become members of our Board of Directors;

•	recommending to our Board of Directors the persons to be nominated for election as directors and to each committee of the Board;

•

developing and recommending to our Board of Directors corporate governance guidelines, and reviewing and recommending to our Board proposed changes to our corporate governance guidelines from time to time; and

•	overseeing a periodic evaluation of our Board of Directors.

Our nominating and corporate governance committee currently consists of Marc A. Cohen, Michael Huang, Robert S. Langer, Sc.D. and Joel S. Marcus, with Mr. Marcus serving as chair. Our Board of Directors has determined that each committee member qualifies as “independent” under Nasdaq rules applicable to nominating and corporate governance committee members.

Board of Directors and Committee Meetings and Attendance

During the year ended December 31, 2019, our Board of Directors met four times, the audit committee met two times and the compensation committee met two times. Each of the incumbent directors, except for Mr. Marcus, attended at least 75% of the total of the meetings of the Board of directors and the committees on which he served as a member during the year ended December 31, 2019.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board of Directors, are regularly scheduled throughout the year. In addition, at least twice a year, the independent directors meet in a private session that excludes management and any non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, determine which member will preside at such session.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding the attendance of members of our Board of Directors at our annual meetings of stockholders, but we expect all directors to make every effort to attend any meeting of stockholders.

Director Nominations Process

The nominating and corporate governance committee is responsible for recommending candidates to serve on our Board of Directors and its committees. In considering whether to recommend any particular candidate to serve on the Board of Directors or its committees or for inclusion in the Board’s slate of recommended director nominees for election at an annual meeting of stockholders, the nominating and corporate governance committee considers the criteria set forth in our Corporate Governance Guidelines. Specifically, the nominating and corporate governance committee may take into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to our industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of our operations; diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. In determining whether to recommend a director for re-election, the nominating and corporate governance committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors.

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees. The Board of Directors evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

In identifying prospective director candidates, the nominating and corporate governance committee may seek referrals from other members of the Board of Directors, management, stockholders and other sources, including third party recommendations. The nominating and corporate governance committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The nominating and corporate governance committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the nominating and corporate governance committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board of Directors’ effectiveness. In connection with its annual recommendation of a slate of nominees, the nominating and corporate governance committee also may assess the contributions of those directors recommended for re-election in the context of the Board of Directors evaluation process and other perceived needs of the Board.

Prior to our IPO, and in connection with their investment in our Company, certain of our pre-IPO investors were entitled to designate a member to serve on our Board of Directors pursuant to a voting agreement. Pursuant to this voting agreement, the holders of a majority of the then-outstanding shares of our Series A convertible preferred stock and Series A-1 convertible preferred stock selected Marc A. Cohen to serve as a director. The voting agreement terminated by its terms in connection with the closing of our IPO, and none of our stockholders currently have any continuing rights regarding the election or designation of members of our Board of Directors.

Each of the director nominees to be elected at the Annual Meeting was evaluated in accordance with our standard review process for director candidates in connection with their initial appointment and their nomination for election at the Annual Meeting. When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each of the member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board of Directors’ nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the Annual Meeting.

The nominating and corporate governance committee will consider director candidates recommended by stockholders, and such candidates will be considered and evaluated under the same criteria described above. Any recommendation submitted to us should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected and must otherwise comply with the requirements under our Amended and Restated Bylaws (“Bylaws”) for stockholders to recommend director nominees. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of our Secretary at Frequency Therapeutics, Inc., 19 Presidential Way, Woburn, MA 01801. All recommendations for nominations received by our Secretary that satisfy our Bylaws requirements relating to such director nominations will be presented to the nominating and corporate governance committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. These timing requirements are also described under the caption “Stockholder Proposals and Director Nominations.”

Board Role in Risk Oversight

The Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our Company. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for our Company. While the Board of Directors has overall responsibility for risk oversight, it is supported in this function by its audit committee, compensation committee and nominating and corporate governance committee. Each of the committees regularly reports to the Board of Directors.

The audit committee assists the Board of Directors in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program. Through its regular meetings with management, including the finance, legal, tax, compliance, and information technology functions, the audit committee reviews and discusses significant areas of our business and summarizes for the Board of Directors areas of risk and the appropriate mitigating factors. The compensation committee assists the Board of Directors by overseeing and evaluating risks related to our Company’s compensation structure and compensation programs. The nominating and corporate governance committee assists the Board of Directors by overseeing and evaluating programs and risks associated with the independence of the Board and potential conflicts of interest. In addition, the Board of Directors receives periodic detailed operating performance reviews from management.

Committee Charters and Corporate Governance Guidelines

Our Corporate Governance Guidelines, charters of the audit committee, compensation committee and nominating and corporate governance committee, and other corporate governance information are available in the “Corporate Governance—Governance Documents” section of the “Investors & Media” page of our website located at www.frequencytx.com, or by writing to our Secretary at our offices at 19 Presidential Way, Woburn, MA 01801.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of our Code of

Conduct is available under the “Corporate Governance—Governance Documents” section of the “Investors & Media” page of our website located at www.frequencytx.com, or by writing to our Secretary at our offices at 19 Presidential Way, Woburn, MA 01801.

We intend to disclose on our website any amendment to, or waiver from, a provision of our Code of Conduct that applies to directors and executive officers and that is required to be disclosed pursuant to the rules of the SEC and the Nasdaq rules.

Anti-Hedging Policy

Our Board of Directors has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts; short sales; and transactions in publicly traded options, such as puts, calls and other derivatives involving our equity securities.

Stockholder Communications with Our Board of Directors

Any stockholder or any other interested party who desires to communicate with our Board of Directors, our non-management directors or any specified individual director, may do so by directing such correspondence to the attention of our Secretary at Frequency Therapeutics, Inc., 19 Presidential Way, Woburn, Massachusetts 01801. Our Secretary will forward the communication to the appropriate director or directors.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the 2019 Summary Compensation Table below. In 2019, our “named executive officers” and their positions were:

•	David L. Lucchino, President and Chief Executive Officer;

•	Christopher Loose, Chief Scientific Officer; and

•	Carl LeBel, Chief Development Officer.

2019 Summary compensation table

Name and principal position	Year	Salary ($)	Bonus ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)		Total ($)
David L. Lucchino	2019	441,667	—	6,513,937	398,000	11,000	(3)	7,364,604
President and Chief Executive Officer	2018	367,262	75,000	140,438	150,000	11,000		743,700
Christopher Loose	2019	379,167	—	2,278,077	230,000	7,271	(3)	2,894,515
Chief Scientific Officer	2018	316,325	55,000	87,954	113,750	5,105		578,134
Carl LeBel	2019	370,417	—	1,605,602	230,000	11,200	(3)	2,217,219
Chief Development Officer	2018	268,542	5,000	57,377	97,500	49,302	(4)	477,721

(1)

Amounts represent the full grant date fair value of stock options issued during the given year, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The assumptions used to calculate the grant date fair value of options issued during 2019 are set forth in Note 2 to the financial statements included in our Annual Report.

(2)

Amounts represent incentive compensation awarded in recognition of individual and company performance under our annual incentive compensation program. Refer to “—2019 Bonuses” below for additional information regarding 2019 awards.

(3)	Consists of employer contributions to 401(k) plan.
(4)	Consists of employer contributions to 401(k) plan and consulting fees earned in 2018 prior to Dr. LeBel beginning employment with the company.

Narrative to summary compensation table

Our executive compensation program is designed to align compensation with business objectives and the creation of stockholder value, while also enabling us to attract, motivate and retain individuals who contribute to our long-term success. For 2019, the compensation of our named executive officers primarily consisted of a base salary, an annual cash incentive bonus opportunity, equity compensation in the form of stock options and health and welfare benefits. Pursuant to their employment agreements, the named executive officers are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances.

2019 salaries

Each of the named executive officers receives a base salary to provide a fixed component of compensation intended to reflect the executive’s skill set, experience, role and responsibilities. Annual base salaries are reviewed periodically by the compensation committee and the board of directors. In connection with our IPO, the compensation committee approved increases in the base salaries for certain executives including our named executive officers, which became effective on October 3, 2019. Specifically, Mr. Lucchino’s base salary was increased from $425,000 to $525,000 per year, Dr. Loose’s base salary was increased from $375,000 to $425,000 per year and Dr. LeBel’s base salary was increased from $360,000 to $425,000 per year. In February 2020, our compensation committee approved a 5% increase in base salary for all of our employees, including our named executive officers, effective as of January 1, 2020.

2019 bonuses

We offer our named executive officers the opportunity to earn annual performance bonuses to compensate them for attaining short-term company and individual goals established by our board of directors. Each named executive officer has an established target annual performance bonus amount, expressed as percentages of the named executive officer’s annual base salary. In connection with our IPO, the compensation committee approved increases in the target annual bonuses for our named executive officers. Specifically, Mr. Lucchino’s target annual bonus was increased from 40% to 55%, Dr. Loose’s target annual bonus was increased from 35% to 40% and Dr. LeBel’s annual target bonus was increased from 30% to 40%. The 2019 corporate goals for each of the named executive officers related to fundraising, clinical development, product and pipeline development and business development, and the 2019 individual goals related to the named executive officer’s area of responsibility within our Company. No specific payment formula or specific weightings were established.

In February 2020, the compensation committee evaluated the named executive officers’ performance against the relevant bonus goals and approved the amounts earned by our named executive officers under the Company’s annual bonus program for 2019 and included above in the 2019 Summary Compensation Table. The amounts earned exceeded the target bonus for each named executive officer, based on the exceptional performance of our Company and our named executive officers in 2019, as determined by the compensation committee. Specifically, the compensation committee considered our Company’s successful Phase 1/2 readout, the advancement of our multiple sclerosis program, the completion of our crossover financing and IPO, the closing of a corporate partnership and the initiation of dosing in our Company’s Phase 2a study. As a result, the actual bonuses awarded to the named executive officers for 2019 performance were approved at above target for Mr. Lucchino and Drs. Loose and LeBel.

Equity compensation

We have historically offered stock options to our named executive officers as the long-term incentive component of our executive compensation program.

In April 2019, we granted service- and performance-based options under our 2014 Stock Incentive Plan, or the 2014 Plan, to our named executive officers with exercise prices equal to $3.37, which the board of directors determined to be the fair market value of our common stock on the date of grant. The service-based options vest in 48 equal monthly installments beginning on February 1, 2019. The performance-based options are split equally between options that vest upon achievement of (i) an exit milestone, (ii) a clinical trial milestone and (iii) a licensing milestone. Mr. Lucchino received 444,371 service options and 289,084 performance options (96,361 of which were exit-based), Dr. Loose received 360,606 service options and 192,723 performance options (64,241 of which were exit-based) and Dr. LeBel received 101,930 service options and 70,665 performance options (23,555 of which were exit-based). The exit-based options vested in full in December 2019 following the closing of our IPO and the licensing milestone options vested in July 2019.

In connection with our IPO, we adopted the Frequency Therapeutics, Inc. 2019 Incentive Award Plan, or the 2019 Plan, to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates to enable our company and certain of its affiliates to obtain and retain services of these individuals, which we consider to be essential to our long-term success. Upon effectiveness of the 2019 Plan, we ceased granting awards under our 2014 Plan.

Effective on the day that the registration statement for our IPO became effective, our board approved the grant of additional stock options to each of the named executive officers. Specifically, Mr. Lucchino received 714,413 stock options, Dr. Loose received 146,826 stock options and Dr. LeBel received 178,816 stock options. These stock options were granted under our 2019 Plan, with exercise prices equal to $14.00, which was the price to the public in our IPO. The options vest in 48 equal monthly installments beginning on November 2, 2019, subject to continued employment through each applicable vesting date.

Other elements of compensation

Retirement plan

We maintain a 401(k) retirement savings plan for our employees, or the 401(k) Plan, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) Plan on the same terms as other full-time employees. Under this plan, during 2019 we matched 100% of the first 4% of participants’ contributions, which was increased to 5% in 2020. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) Plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Health and welfare plans

During their employment, our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans.

Outstanding equity awards at 2019 fiscal year-end

Name	Grant date	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
David L. Lucchino	10-2-2019	(1)	29,767	684,646		14.00	10-1-2029
	4-17-2019		192,722			3.37	4-16-2029
	4-17-2019	(2)	101,835	342,536		3.37	4-16-2029
	4-17-2019	(3)			96,361	3.37	4-16-2029
	5-22-2018	(4)	138,025	172,622		0.61	5-21-2028
	6-29-2017	(5)		50,866		0.61	6-28-2027
Christopher Loose	10-2-2019	(1)	6,117	140,709		14.00	10-1-2029
	4-17-2019		128,482			3.37	4-16-2029
	4-17-2019	(2)	82,638	277,968		3.37	4-16-2029
	4-17-2019	(3)			64,241	3.37	4-16-2029
	5-22-2018	(6)	99,460	108,110		0.61	5-21-2028
	6-29-2017	(7)	22,270	24,126		0.61	6-28-2027
Carl LeBel	10-2-2019	(1)	7,455	171,482		14.00	10-1-2029
	4-17-2019		47,110			3.37	4-16-2029
	4-17-2019	(2)	23,358	78,572		3.37	4-16-2029
	4-17-2019	(3)			23,555	3.37	4-16-2029
	3-12-2018	(5)	61,242	72,378		0.61	3-11-2028

(1)	The option vests in 48 equal monthly installments beginning November 2 of the year of grant, subject to continued employment through each applicable vesting date.
(2)

The option vests in 48 equal monthly installments beginning on February 1 of the year of grant, subject to continued employment through each applicable vesting date. For Mr. Lucchino, the option will vest upon a change in control and for Dr. Loose and Dr. LeBel, the option has potential accelerated vesting upon a qualifying termination following a change in control, in each case as described below in “—Executive compensation arrangements.”

(3)	The option vests upon the completion of a successful Phase 2a clinical trial, as determined by the Board, on or prior to December 31, 2020.
(4)

The option vests in 48 equal monthly installments beginning January 1 of the year of grant, subject to continued employment through each applicable vesting date. The option vests in full in the event of a change of control of , subject to continued employment through such change of control.

(5)

The option vests in 48 equal monthly installments beginning January 1 of the year of grant, subject to continued employment through each applicable vesting date. For Mr. Lucchino, the option will vest upon a change in control and for Dr. Loose and Dr. LeBel, the option has potential accelerated vesting upon a qualifying termination following a change in control, in each case as described below in “—Executive compensation arrangements.”

(6)

The option vests in 48 equal monthly installments beginning January 1 of the year of grant, subject to continued employment through each applicable vesting date. The option will accelerate and vest in full in the event of a change of control of in connection with or following which Dr. Loose’s employment is terminated without cause or by Dr. Loose for good reason.

(7)

The option vests as to 25% of the underlying shares on February 28, 2019 and in equal monthly installments on the 28th of each month over the following three years thereafter, subject to continued employment through each applicable vesting date.

Executive compensation arrangements

Employment agreements

Mr. Lucchino

We entered into a second amended and restated executive employment agreement with Mr. Lucchino on September 20, 2019, pursuant to which we employ Mr. Lucchino as our President and Chief Executive Officer. The employment agreement also provides for Mr. Lucchino to serve as a member of our board of directors for as long as he is employed as our Chief Executive Officer. The employment agreement has an indefinite term.

The employment agreement provides for an annual base salary of $525,000, which was increased to $551,250 effective January 1, 2020, and for a target annual performance bonus equal to 55% of Mr. Lucchino’s annual base salary to be based on the attainment of predetermined performance objectives agreed upon between Mr. Lucchino and our board of directors. In the event of certain corporate transactions, including a spin-off of assets or a restructuring, Mr. Lucchino is entitled to the same relative ownership percentage in the resulting entity or entities as he had in our Company immediately before the corporate transaction. If a “change in control” (as such term is defined in his employment agreement) occurs, all of Mr. Lucchino’s time-based equity awards will accelerate and vest.

If we terminate Mr. Lucchino’s employment without “cause”, he resigns for “good reason” or his employment terminates as a result of “disability” (as such terms are defined in the employment agreement) or death, subject to his execution and non-revocation of a release in favor of our Company, he is entitled to receive the following termination payments: (i) twelve months’ base salary, (ii) 100% of his target annual bonus and (iii) a pro-rated portion of his annual target bonus based on the portion of the year he was employed. The payments under clauses (i)-(iii) are payable in a single lump sum on the first payroll date following the 60th day after his termination of employment. Mr. Lucchino may also receive up to twelve months’ continued coverage, at our expense, under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, if he elects such continued coverage. In addition to the termination payments, all time-based equity awards granted to Mr. Lucchino will accelerate and vest as to the number of shares that would have vested had he remained employed for an additional six months following his date of termination. If such a qualifying termination occurs following a “change in control”, subject to his execution and non-revocation of a release, Mr. Lucchino will be entitled to receive the same termination payments except (i) the severance payment will be equal to eighteen months’ base salary and (ii) all equity awards held by Mr. Lucchino will accelerate and vest (including performance vesting awards, which will vest at target level of achievement).

Mr. Lucchino is also party to restrictive covenant agreements, pursuant to which he has agreed to refrain from competing with us or soliciting our customers or employees during his employment and for one year following termination of his employment and from disclosing our proprietary information during or at any time following his employment.

Dr. Loose

We entered into an amended and restated employment agreement with Dr. Loose on September 20, 2019, pursuant to which we employ Dr. Loose as our Chief Scientific Officer. The employment agreement has an indefinite term.

The employment agreement for Dr. Loose provides for an annual base salary of $425,000, which was increased to $446,250 effective January 1, 2020, and a target annual performance bonus equal to 40% of his base salary, and is based on the attainment of predetermined individual and company performance objectives agreed upon between Dr. Loose and us.

In the event we terminate Dr. Loose’s employment without “cause” or he resigns for “good reason” (as such terms are defined in the employment agreement), subject to his execution and non-revocation of a release in favor of our Company, he is entitled to receive the following termination payments: (i) twelve months’ continued base salary in equal installments following his termination, (ii) 100% of his target annual bonus paid in a lump sum within fourteen days following his execution of the release and (iii) if he makes an election, up to twelve months continued coverage under COBRA, with us paying the same portion of the COBRA premiums as we pay for active employees. If such a qualifying termination occurs within twelve months following a “change in control” (as defined in his employment agreement), Dr. Loose’s equity awards will accelerate and vest.

Dr. Loose is party to restrictive covenant agreements, pursuant to which he has agreed to refrain from competing with us or soliciting our customers or employees during his employment and for one year following termination of his employment and from disclosing our proprietary information during or at any time following his employment.

Dr. LeBel

We entered into an employment agreement with Dr. LeBel on September 19, 2019, pursuant to which we employ Dr. LeBel as our Chief Development Officer.

The employment agreement for Dr. LeBel provides for an annual base salary of $425,000, which was increased to $446,250 effective January 1, 2020, and a target annual performance bonus equal to 40% of his base salary, and is based on the attainment of predetermined individual and company performance objectives agreed upon between Dr. LeBel and us.

Under Dr. LeBel’s employment agreement, if we terminate Dr. LeBel’s employment without “cause” or he resigns for “good reason” (as such terms are defined in the employment agreement), subject to his execution and non-revocation of a release in favor of our Company, he is entitled to receive the following termination payments: (i) twelve months’ continued base salary in equal installments following his termination, (ii) 100% of his target annual bonus paid in a lump sum within 14 days following his execution of the release and (iii) if he makes an election, up to twelve months continued coverage under COBRA, with us paying the same portion of the COBRA premiums as we pay for active employees. If such a qualifying termination occurs within 12 months following a “change in control” (as defined in his employment agreement), Dr. LeBel’s equity awards will accelerate and vest.

Dr. LeBel is party to restrictive covenant agreements, pursuant to which he has agreed to refrain from competing with us or soliciting our customers or employees during his employment and for one year following termination of his employment and from disclosing our proprietary information during or at any time following his employment.

Director compensation

Effective on the effectiveness of the registration statement for our IPO, we adopted a compensation program for our non-employee directors under which each non-employee director receives the following amounts for their services on our board of directors:

•	an option to purchase 29,693 shares of our common stock upon the director’s initial election or appointment to our board of directors,

•

if the director has served on our board of directors for at least six months as of the date of an annual meeting of stockholders, an option to purchase 14,846 shares of our common stock on the date of the annual meeting,

•	an annual director fee of $35,000, and

•	if the director serves on a committee of our board of directors or in the other capacities stated below, an additional annual fee as follows:

•	chairman of the board or lead independent director, $30,000

•	chairman of the audit committee, $15,000,

•	audit committee member other than the chairman, $7,500,

•	chairman of the compensation committee, $10,000,

•	compensation committee member other than the chairman, $5,000,

•	chairman of the nominating and corporate governance committee, $8,000, and

•	nominating and corporate governance committee member other than the chairman, $4,000.

Stock options granted to our non-employee directors under the program have an exercise price equal to the fair market value of our common stock on the date of grant and expire not later than ten years after the date of grant. The stock options granted upon a director’s initial election or appointment vest in 36 substantially equal monthly installments following the date of grant. The stock options granted annually to directors vest in a single installment on the earlier of the day before the next annual meeting or the first anniversary of the date of grant. In addition, all unvested stock options vest in full upon the occurrence of a change in control.

Director fees under the program are payable in arrears in four equal quarterly installments not later than the fifteenth day following the final day of each calendar quarter, provided that the amount of each payment is prorated for any portion of a quarter that a director is not serving as non-employee member of our board.

Mr. Lucchino, our President and Chief Executive Officer, serves on our board of directors but does not receive additional compensation for his service as a director. Refer to the discussion of named executive officer compensation elsewhere in this section for information regarding Mr. Lucchino’s 2019 compensation.

2019 Director compensation table

Name	Fees earned or paid in cash ($)	Option awards ($) (1)	All other compensation ($)(2)		Total ($)
Marc A. Cohen	19,750	294,215	—		313,965
Robert S. Langer	11,000	271,972	60,000	(2)	342,972
Timothy Barberich	13,750	35,599	—		49,349
Michael Huang	11,625	82,838	—		94,463
Joel S. Marcus	12,638	83,233	—		95,871

(1)

Amounts represent the full grant date fair value of stock options issued during 2019, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The assumptions used to calculate the grant date fair value of all option awards made to our directors are set forth in Note 2 to the consolidated financial statements included in our Annual Report.

(2)

Amounts represent consulting fees paid pursuant to an oral consulting agreement with us. The agreement entitles Dr. Langer to $5,000 in consulting fees per month until it is terminated either by us upon six months’ notice or by Dr. Langer upon 30 days’ notice.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2019 by each non-employee director who served on our board of directors in 2019.

Name	Options outstanding at fiscal year end	Unvested restricted shares outstanding at fiscal year end
Marc A. Cohen	203,947	—
Robert S. Langer	342,542	12,373
Timothy Barberich	72,449	2,184
Michael Huang	—	—
Joel S. Marcus	37,116	—

Equity Compensation Plan Information

The following table provides information on our equity compensation plans as of December 31, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Available for Future Issuance Under Equity Compensation Plans (excludes securities Reflected in first column) (1)
Equity compensation plans approved by security holders (2)	5,968,672	(3)	$5.20	(4)	2,167,633	(5)
Equity compensation plans not approved by security holders	—		—		—
Total	5,968,672		$5.20		2,167,633

(1)

Pursuant to the terms of the 2019 Incentive Award Plan, or the 2019 Plan, the number of shares of common stock available for issuance under the 2019 Plan automatically increases on each January 1 until and including January 1, 2029, by an amount equal to the lesser of: (a) 4% of the shares of common stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as is determined by our board of directors. Pursuant to the terms of the 2019 Employee Stock Purchase Plan, or the 2019 ESPP, the number of shares of common stock available for issuance under the 2019 ESPP automatically increases on each January 1 until and including January 1, 2029, by an amount equal to the lesser of: (a) 1% of the shares of common stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as is determined by our board of directors.

(2)	Consists of the 2014 Stock Incentive Plan, or the 2014 Plan, the 2019 Plan, and the 2019 ESPP.
(3)	Includes 4,721,334 outstanding options to purchase shares of common stock under the 2014 Plan and 1,247,337 outstanding options to purchase stock under the 2019 Plan.
(4)

As of December 31, 2019, the weighted-average exercise price of outstanding options under the 2014 Plan was $2.85 and the weighted-average exercise price per share of outstanding options under the 2019 Plan was $14.09.

(5)

As of December 31, 2019, a total of 2,167,663 shares of common stock were available for issuance, consisting of (a) 315,000 shares of common stock available for future issuance under the 2019 ESPP, none of which shares were subject to outstanding purchase rights under the 2019 ESPP and (b) 1,852,663 shares of common stock available for future issuance under the 2019 Plan.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of our common stock as of March 31, 2020, by: (i) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock; (ii) each of our directors; (iii) each of our named executive officers for 2020; and (iv) all directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to any applicable community property laws.

The percentage of shares beneficially owned is computed on the basis of 31,009,250 shares of our common stock outstanding as of March 31, 2020. Shares of our common stock that a person has the right to acquire within 60 days of March 31, 2020 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Frequency Therapeutics, 19 Presidential Way, Woburn, MA 01801.

	Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned
Holders of More than 5%:
Perceptive Life Sciences Master Fund, Ltd.(1)	3,034,296	9.8%
Directors and Named Executive Officers:
David L. Lucchino(2)	1,162,587	3.7%
Christopher R. Loose, Ph.D.(3)	650,746	2.1%
Carl P. LeBel, Ph.D.(4)	194,180	*
Marc A. Cohen(5)	652,890	2.1%
Timothy J. Barberich(6)	253,308	*
Michael Huang	—	*
Robert S. Langer, Sc.D.(7)	526,971	1.7%
Joel S. Marcus(8)	1,334,974	4.3%
All executive officers and directors as a group (11 persons)(9)	4,816,653	15.4%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

Based on a Schedule 13G/A filed with the SEC on February 14, 2020 and other information known to us. The address of Perceptive Life Sciences Master Fund, Ltd. is c/o Perceptive Advisors LLC, 51 Astor Place, 10th Floor, New York, New York 10003. Perceptive Advisors LLC serves as the investment advisor to Perceptive Life Sciences Master Fund, Ltd., and Joseph Edelman is the managing member of Perceptive Advisors LLC.

(2)

Consists of (i) 465,228 shares of common stock, and (ii) 697,359 shares of common stock which Mr. Lucchino has the right to acquire pursuant to outstanding share options, including options that will be exercisable within 60 days of March 31, 2020.

(3)

Consists of (i) 205,282 shares of common stock and (ii) 445,464 shares of common stock which Dr. Loose has the right to acquire pursuant to outstanding share options, including options that will be exercisable within 60 days of March 31, 2020.

(4)	Consists of 194,180 shares of common stock which Dr. LeBel has the right to acquire pursuant to outstanding share options, including options that will be exercisable within 60 days of March 31, 2020.

(5)

Consists of (i) 17,857 shares of common stock, (ii) 29,213 shares of common stock which Mr. Cohen has the right to acquire pursuant to outstanding share options, including options that will be exercisable within 60 days of March 31, 2020, and (iii) 605,820 shares of common stock held by The Marc Andrew Cohen Revocable Trust, of which Mr. Cohen is the Trustee.

(6)

Consists of (i) 102,089 shares of common stock, (ii) 70,569 shares of common stock which Mr. Barberich has the right to acquire pursuant to outstanding share options, including options that will be exercisable within 60 days of March 31, 2020, and (iii) 80,650 shares of common stock held by The Barberich Family Trust, of which Mr. Barberich is the trustee.

(7)

Consists of (i) 271,238 shares of common stock, (ii) 230,038 shares of common stock which Dr. Langer has the right to acquire pursuant to outstanding share options, including options that will be exercisable within 60 days of March 31, 2020, (iii) 8,565 shares of common stock held by The Michael D. Langer 2014 Trust dtd 12/15/2014, (iv) 8,565 shares of common stock held by The Samuel A. Langer 2014 Trust dtd 12/15/2014, and (v) 8,565 shares of common stock held by the Susan K. Langer 2014 Trust dtd 12/15/2014.

(8)

Consists of (i) 352,509 shares of common stock, (ii) 26,290 shares of common stock which Mr. Marcus has the right to acquire pursuant to outstanding share options, including options that will be exercisable within 60 days of March 31, 2020, and (iii) 956,175 shares of common stock held by Alexandria Venture Investments, LLC, an entity affiliated with Alexandria Real Estate Equities, Inc., of which Mr. Marcus is the co-founder and the executive chairman.

(9)

Consists of (i) 3,098,216 shares of common stock and (ii) 1,718,437 shares of common stock which the executive officers and directors have the right to acquire pursuant to outstanding share options, including options that will be exercisable within 60 days of March 31, 2020.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures Regarding Transactions with Related Persons

Our Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock listed on the Nasdaq Stock Market. Our related person transaction policy requires that the audit committee approve or ratify related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K (which are transactions in which we were or are to be a participant and the amount involved exceeds $120,000 or, for so long as we are a smaller reporting company as defined under the rules of the SEC, the lesser of (i) $120,000 or (2) one percent of the average of our total assets at fiscal year-end for the last two completed fiscal years, and in which any “related person” as defined under Item 404(a) of Regulation S-K had or will have a direct or indirect material interest). It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. Each of the transactions described below entered into following the adoption of our related person transaction policy was approved in accordance with such policy.

Certain Related Person Transactions

Series B preferred stock

From October 2018 to February 2019, we completed the (i) sale of an aggregate of 36,306,533 shares of Series B convertible preferred stock at a purchase price of $0.920439 per share for an aggregate purchase price of approximately $38.5 million and (ii) issued 5,839,463 shares of Series B convertible preferred stock in connection with the conversion of convertible promissory notes at a conversion price of $0.874417 per share.

Series C preferred stock

In July 2019, we completed the sale of an aggregate of 39,492,960 shares of our Series C convertible preferred stock at a purchase price of $1.569884 per share for aggregate gross proceeds of approximately $62.0 million.

The following table sets forth the number of shares of convertible preferred stock acquired by the holders of 5% or more of our outstanding voting stock and certain of our executive officers and directors and their affiliated entities. Each share of preferred stock converted into 0.148467077 shares of common stock upon the closing of our IPO in October 2019.

Participants	Total Series B shares purchased	Total Series C shares purchased
5% or Greater Stockholders(1)
Perceptive Life Sciences Master Fund, Ltd.	—	12,739,794
Directors and Officers(1)	—	—
David L. Lucchino	27,160	—
Marc A. Cohen(2)	543,219	163,388
Timothy J. Barberich(3)	543,219	63,698
Joel S. Marcus(4)	3,118,161	—
Glenn R. Dubin(5)	3,585,244	700,688
Fred Shane(6)	—	191,096

(1)

Additional details regarding these stockholders and their equity holdings are provided in this Proxy Statement under the caption “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

(2)	Includes shares purchased by The Marc Andrew Cohen Revocable Trust, of which Marc A. Cohen is the trustee.
(3)	Includes shares purchased by The Barberich Family Trust, of which Timothy J. Barberich is the trustee.
(4)

Includes 2,278,345 shares of Series B convertible preferred stock purchased by Alexandria Venture Investments, LLC, an affiliate of Alexandria Real Estate Equities, Inc. (“Alexandria”). Mr. Marcus is the executive chairman of Alexandria.

(5)	Includes shares purchased by DF Investment Partners, LLC, an entity affiliated with Mr. Dubin. Mr. Dubin resigned from our board of directors in July 2019.
(6)

Includes shares purchased by Axil Life Science & Healthcare Fund I L.P., or Axil, an entity affiliated with Mr. Shane. Mr. Shane served on our board of directors from October 2018 to March 2019. Axil was also the holder of shares of Series A preferred stock and Series B preferred stock of our subsidiary, Frequency Japan K.K., or Frequency Japan. See “—Frequency Japan.”

Leases

In December 2016, we entered into a lease for laboratory, office and storage facilities in Woburn, Massachusetts with ARE-MA Region No. 20, LLC, an entity affiliated with Alexandria. In addition, we lease an office in Cambridge, Massachusetts on a monthly basis from an entity affiliated with Alexandria. Joel S. Marcus, one of our directors, is executive chairman of Alexandria. Under the lease, which was amended in November 2019 and January 2020 and expires in February 2025, we pay monthly base rent and operating expenses. The total rent paid under these leases was $340 thousand and $349 thousand for the years ended December 31, 2018 and 2019, respectively. Aggregate future rental payments under the lease were $2,935 thousand as of December 31, 2019.

Frequency Japan

In January 2018, our Japanese subsidiary Frequency Japan completed the sale of 2,000,000 shares of its Series A preferred stock to Axil at a purchase price of 100 yen ($0.9272997) per share, for an aggregate purchase price of approximately 200.0 million yen ($1.8 million). In October 2018, Frequency Japan completed the sale of 2,248,200 shares of Series B preferred stock to Axil at a purchase price of 100 yen ($0.9272997) per share, for an aggregate purchase price of approximately 224.8 million yen ($2.1 million). Translations from yen to dollars are based on 107.84 yen to $1.00 exchange rate as of June 28, 2019. From October 2018 to March 2019, Fred Shane, who is affiliated with Axil, served on our board of directors.

In connection with each such sale, we entered into a purchase option agreement with Axil which provided that, upon the closing of our IPO, Axil has the option to convert its shares of Series A preferred stock and Series B preferred stock of Frequency Japan into 673,605 shares of our common stock. In the event that certain liquidation events occur prior to the conversion of Axil’s preferred shares in Frequency Japan, Axil has a right to sell, and we have a right to buy, all the shares of Series A preferred stock and Series B preferred stock of Frequency Japan held by Axil at a purchase price approximately equal to what Axil would have received if Axil had elected to convert its shares of Series A preferred stock and Series B preferred stock of Frequency Japan into shares of our common stock.

We also issued and sold 10,000 shares of our Series A-1 preferred stock at a purchase price of $0.75 per share and 10,000 shares of our Series B-1 preferred stock at a purchase price of $0.920439 per share to FT-FJ Investment, LLC, or FT-FJ, an entity controlled by us. FT-FJ then granted to Axil an irrevocable proxy to vote the shares of Series A-1 and Series B-1 preferred stock held by FT-FJ. Each share of Series A-1 preferred stock had 35.0 times the voting power of one share of common stock and each share of Series B-1 preferred stock had 32.2 times the voting power of one share of common stock.

In August 2019, we entered into an agreement with Axil, FT-FJ, and Frequency Japan, pursuant to which, upon the closing of our IPO: (i) Axil converted its shares of preferred stock held in Frequency Japan into shares of our common stock and terminated its proxy over the shares of Series A-1 and B-1 preferred stock held by FT-FJ and (ii) FT-FJ forfeited its shares of Series A-1 and Series B-1 preferred stock.

Investors’ rights agreement

We entered into a second amended and restated investors’ rights agreement, or the Investors’ Rights Agreement, in July 2019 with each holder of our preferred stock, which includes each holder of more than 5% of our capital stock and certain of our directors and executive officers. The Investors’ Rights Agreement imposes certain affirmative obligations on us, and also granted certain rights to the holders, including certain information rights, rights to participate in future stock issuances, and certain registration rights with respect to the registrable securities held by them as described below. Certain provisions of the Investors’ Rights Agreement terminated upon the closing of our IPO.

Voting agreement

We entered into a second amended and restated voting agreement, or the Voting Agreement, in July 2019 pursuant to which the stockholders party to the Voting Agreement agreed to elect (i) one director designated by the holders of a majority of the outstanding shares of our Series A convertible preferred stock and Series A-1 convertible preferred stock, who was Marc A. Cohen, (ii) one director designated by either Axil or Taiwania Bioventures, who was Michael Huang, (iii) one director designated by Perceptive Life Sciences Master Fund, Ltd., or Perceptive, who did not designate a director, (iv) our chief executive officer, (v) one director designated by the holders of a majority of the outstanding shares of our common stock, who was Robert S. Langer, Sc.D., (vi) one director who was independent from our company and any stockholder party to the Voting Agreement and designated by a majority of the other directors, who was Timothy J. Barberich, and (vii) two directors who were designated by a majority of the other directors, who were Joel S. Marcus with the second designation vacant.

The above provision of the voting agreement terminated upon the closing of our IPO, and members previously elected to our Board of Directors pursuant to the voting agreement will continue to serve as directors until the election and qualification of his successor or his earlier death, resignation or removal.

Right of first refusal and co-sale agreement

We entered into a second amended and restated right of first refusal and co-sale agreement, or the First Refusal and Co-Sale Agreement, in July 2019 with certain holders of our common stock, or the Key Holders, and each holder of our convertible preferred stock, which includes each holder of more than 5% of our capital stock and certain of our directors and executive officers, pursuant to which we had a right of first refusal in respect of certain sales of securities by our Key Holders. To the extent we did not exercise such right in full, the holders of convertible preferred stock were granted certain rights of first refusal and co-sale in respect of such sale. The First Refusal and Co-Sale Agreement terminated immediately prior to the consummation of our IPO.

Registration rights

The Investors’ Rights Agreement grants the parties thereto certain registration rights in respect of the “registrable securities” held by them, which securities include (1) the shares of our common stock issuable or issued upon the conversion of shares of our convertible preferred stock, (2) any shares of our common stock, or any common stock issued or issuable upon conversion and/or exercise of any of our securities acquired by the parties after the date of the Investors’ Rights Agreement, and (3) any shares of our common stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares described in the foregoing clauses (1) and (2). The registration of shares of our common stock pursuant to the exercise of these registration rights would enable the holders thereof to sell such shares under the Securities Act when the applicable registration statement is declared effective. Under the Investors’ Rights Agreement, we will pay all expenses relating to such registrations, including the reasonable fees of one special counsel for the participating holders, and the holders will pay all underwriting discounts and commissions relating to the sale of their shares. The Investors’ Rights Agreement also includes customary indemnification and procedural terms.

Form S-1 registration rights

If at any time the holders of at least 40% of the registrable securities request in writing that we effect a registration with respect to at least 25% of such registrable securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of selling expenses, would exceed $10.0 million), we shall be required to register their shares; provided, however, that we will be able to defer such registration if it is the good faith judgment of our Board of Directors that it would be materially detrimental to our Company and our stockholders for such registration to be filed; provided, further, that this right may not be invoked more than once in any 12 month period. We are obligated to effect at most two registrations in response to these demand registration rights. If the holders requesting registration intend to distribute their shares by means of an underwriting, the managing underwriter of such offering will have the right to limit the numbers of shares to be underwritten for reasons related to the marketing of the shares.

Piggyback registration rights

If at any time we propose to register any shares of our common stock under the Securities Act, subject to certain exceptions, the holders of registrable securities will be entitled to notice of the registration and to include their registrable securities in the registration. If our proposed registration involves an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

Form S-3 registration rights

If, at any time after we become entitled under the Securities Act to register our shares on a registration statement on Form S-3, the holders of the registrable securities request in writing that we effect a registration with respect to registrable securities at an aggregate price to the public in the offering of at least $1,000,000, net of expenses borne by the holders, we will be required to effect such registration; provided, however, that we will be able to defer such registration if it is the good faith judgment of the our Board of Directors that it would be materially detrimental to our Company and our stockholder for such registration to be filed; provided, further, that this right may not be invoked more than once in any 12 month period.

Expenses and indemnification

Ordinarily, other than underwriting discounts and commissions, we will be required to pay all expenses incurred by us related to any registration effected pursuant to the exercise of these registration rights. These expenses may include all registration, filing and qualification fees, printing and accounting fees, fees and disbursements of our counsel, and reasonable fees and disbursements of a counsel for the selling securityholders. Additionally, we have agreed to indemnify selling stockholders for damages, and any legal or other expenses reasonably incurred, arising from or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement, an omission or alleged omission to state a material fact required to be stated in any registration statement or necessary to make the statements therein not misleading, or any violation or alleged violation by the indemnifying party of securities laws, subject to certain exceptions.

Termination of registration rights

The registration rights expire on the earlier of (1) the date that is five years after the closing of our IPO, (2) with respect to each stockholder, at such time as such stockholder can sell all of its shares pursuant to Rule 144 of the Securities Act or another similar exemption under the Securities Act during any three month period without registration, or (3) the closing of a Deemed Liquidation Event, as defined in our restated certificate of incorporation.

Indemnification agreements

We entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director and executive officer (and in certain cases their related venture capital funds) to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines, and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Participation in Our Initial Public Offering

On October 7, 2019, we completed our IPO in which we issued and sold an aggregate of 6,325,000 shares of our common stock at a public offering price of $14.00 per share. The following table sets forth the aggregate number of shares of our common stock acquired by holders of 5% or more of our outstanding voting stock and certain of our executive officers and directors and their affiliated entities in the IPO.

Participants	Shares of Common Stock	Value (at $14.00 per share)
5% or Greater Stockholders (1)
Perceptive Life Sciences Master Fund, Ltd.	1,142,857	$15,999,998
Directors and Officers (1)
Marc A. Cohen	17,857	$249,998
Richard Mitrano	107	$1,498

(1)

Additional details regarding these stockholders and their equity holdings are provided above under the caption “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our annual meeting of stockholders to be held in 2021 (the “2021 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 19 Presidential Way, Woburn, MA 01801 in writing not later than December 30, 2020.

Stockholders intending to present a proposal at our 2021 Annual Meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from a stockholder of record of their intent to present such a proposal or nomination not earlier than the 120 th day and not later than the 90 th day prior to the anniversary of the preceding year’s annual meeting of stockholders. Therefore, we must receive notice of such a proposal or nomination for the 2021 Annual Meeting no earlier than the close of business on February 11, 2021 and no later than the close of business on March 13, 2021. The notice must contain the information required by our Bylaws. In the event that the date of the 2021 Annual Meeting is more than 30 days before or more than 60 days after June 11, 2021, then our Secretary must receive such written notice not earlier than the close of business on the 120 th day prior to the 2021 Annual Meeting and not later than the close of business of the 90 th day prior to the 2021 Annual Meeting or, if later, the close of business of the 10 th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding”, provides cost savings for companies and helps the environment by conserving natural resources. Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you would like to receive a separate copy of these documents, or if you receive multiple copies and would like to receive a single copy of these documents, please follow the instructions found on the Notice, by telephone at 1-866-648-8133 or by emailing paper@investorelections.com and providing the Control Number found on your proxy card.

2019 ANNUAL REPORT

Our 2019 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, is being mailed with this Proxy Statement to those stockholders that receive this Proxy Statement in the mail. Stockholders that receive the Notice can access our 2019 Annual Report, including our Annual Report on Form 10-K for 2019, at www.proxydocs.com/FREQ.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 has also been filed with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Upon written request by a stockholder, we will mail, without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits. Exhibits to our Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Frequency Therapeutics, Inc., attn: Secretary, 19 Presidential Way, Woburn, MA 01801.

Your vote is important. Please promptly vote your shares by following the instructions for voting on the Notice or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card by mail or by Internet or telephone voting as described on your proxy card. In light of potential disruptions to mail service due the novel coronavirus pandemic, we recommend that you vote by telephone or the Internet.

By Order of the Board of Directors

/s/ Michael D. Bookman
Michael D. Bookman
Deputy General Counsel and Secretary

Woburn, Massachusetts

April 29, 2020

ANNUAL MEETING OF FREQUENCY THERAPEUTICS, INC.

Date:	Thursday, June 11, 2020
Time:	9:00 a.m. (Eastern Time)
Place:	Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/FREQ for more details.

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR each of the director nominees listed in proposal 1 and FOR proposal 2.

1:	To elect two (2) class I directors, each to serve until the 2023 annual meeting of our stockholders.
Nominees:
(01) Marc A. Cohen

(02) David L. Lucchino

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for some but not all nominees, mark the “Vote For All Except” box and write the number provided above next to the nominee’s name in the space provided to the right.

		For	Against	Abstain
2:	To ratify, in a non-binding vote, the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

TO ATTEND the Annual Meeting of Frequency Therapeutics, Inc., please visit www.proxydocs.com/FREQ for virtual meeting registration details.

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on the direct registration statement evidencing your shares or, if applicable, your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include their title and authority. Corporations should provide the full name of corporation and the title of the authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Frequency Therapeutics, Inc.

to be held on Thursday, June 11, 2020

for Holders as of April 13, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/FREQ	866-390-5362

•	Cast your vote online 24 hours a day/7 days a week.	OR	•	Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
•	Have your Proxy Card/Voting Instruction Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints David L. Lucchino and Michael D. Bookman as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them, to vote all the shares of common stock of Frequency Therapeutics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote each in his discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

PROXY TABULATOR FOR FREQUENCY THERAPEUTICS, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

  Please separate carefully at the perforation and return just this portion in the envelope provided.

Proxy for Annual Meeting of Stockholders to be held on Thursday, June 11, 2020

This proxy is being solicited on behalf of the Board of Directors

Please vote, date and sign this Proxy on the other side and return it in the enclosed envelope.

The Stockholder signing on the reverse side (the “undersigned”), having received the Annual Report and Proxy Statement, hereby appoint(s) David L. Lucchino and Michael D. Bookman and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Frequency Therapeutics, Inc. (the “Company”) to be held on Thursday, June 11, 2020, and all adjournments and postponements thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may properly come before the Meeting.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority to consider and act upon such business, matters or proposals as may properly come before the Meeting. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director in Proposal 1 and FOR proposal 2.